Exhibit (h)(2)(vii)

AMENDMENT

To

Transfer Agency and Service Agreement

Between

Allianz Global Investors Fund Management LLC

And

Boston Financial Data Services, Inc.

This Amendment is made as of March 7, 2016, between Boston Financial Data Services, Inc. and Allianz Global Investors Fund Management LLC (the “Amendment”). In accordance with Section 16.1 (Amendment) of the Transfer Agency and Service Agreement, dated October 3, 2008, as amended (the “Agreement”), the parties desire to amend the Agreement as set forth herein.

NOW THEREFORE, the parties agree as follows:

1.	Schedule A. The current Schedule A to the Agreement is hereby replaced and superseded with the Schedule A attached hereto, effective as of March 7, 2016; and

2.	All defined terms and definitions in the Agreement shall be the same in this Amendment except as specifically revised by this Amendment; and

3.	Except as specifically set forth in this Amendment, all other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ALLIANZ GLOBAL INVESTORS FUND MANAGEMENT LLC		BOSTON FINANCIAL DATA SERVICES, INC.

By:	/s/ Julian Sluyters	By:	/s/ Robert C. Trower
Name: Julian Sluyters		Name: Robert C. Trower
Title: Chairman		Title: Managing Director

As an Authorized Officer on behalf of each of the Funds indicated on Schedule A

SCHEDULE A

Dated: March 7, 2016

Allianz Funds

AllianzGI Emerging Markets Opportunities Fund

AllianzGI Focused Growth Fund

AllianzGI Global Natural Resources Fund

AllianzGI Global Small-Cap Fund

AllianzGI Health Sciences Fund

AllianzGI Income & Growth Fund

AllianzGI Mid-Cap Fund

AllianzGI NFJ Dividend Value Fund

AllianzGI NFJ International Value Fund

AllianzGI NFJ Large-Cap Value Fund

AllianzGI NFJ Mid-Cap Value Fund

AllianzGI NFJ Small-Cap Value Fund

AllianzGI Small-Cap Blend Fund

AllianzGI Technology Fund